Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
VICTORY ACQUISITION I LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Victory Acquisition I LLC (the “Company”) is made and entered into as of August 8, 2012 by Verint Systems Inc., a Delaware corporation (the “Member”), as the sole member of the Company.

WHEREAS, the Company was formed on August 6, 2012 under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) and by filing a certification of formation with the Secretary of State of Delaware (the “Certificate”).

NOW, THEREFORE, the Member hereby adopts the following as the Company’s “limited liability company agreement” (as that term is used in the Act):

1.                                      Formation.  The Certificate, the formation of the Company as a Delaware limited liability company under the Act and all actions taken by the person who executed and filed the Certificate of Formation are hereby adopted and ratified.  The affairs of the Company and the conduct of its business will be governed by the terms and subject to the conditions set forth in this Agreement.

2.                                      Name.  The name of the limited liability company is “Victory Acquisition I LLC”.

3.                                      Purpose.  The purpose of the Company is to engage in all lawful business for which limited liability companies may be formed under the Act and the laws of the State of Delaware.

4.                                      Registered Office and Agent. The name and address of the registered office and the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

5.                                      Member; Issuance of Certificated Membership Interests.  There will be one class of membership interests in the Company (the “Membership Interests”).  Effective as the date hereof, the Member is hereby admitted as the sole Member of the Company and will be shown as such on the books and records of the Company.  No other Members will be admitted, and no additional interests in the Company will be issued without the prior written approval of the Member.  As of the date hereof, there are 100 Membership Interests, all of which are issued to the Member.  The Membership Interests will be evidenced by a certificate, executed by an officer of the Company, will be personal property for all purposes and will constitute a “security” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware.

6.                                      Powers; Management; Board of Directors; Officers.

(a)                                 Subject to the limitations set forth in the Certificate and this Agreement, the Company will possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the permitted business purposes or activities of the Company.  The business and affairs of the Company will be managed by the Board of Directors (each member of the Board of Directors having all of the rights and powers which are possessed by a “manager” under the Act pursuant to Section 18-402 of the Act) (the “Board”) and such officers as the Board may delegate such authority to from time to time, subject to the provisions of this Agreement.  The Board will have the authority to perform all acts necessary or convenient to or for the furtherance of the purposes described herein without a vote of the Member, including all powers, statutory or otherwise, possessed by a manager under the Act, subject to the provisions of the Act and this Agreement.

(b)                                 The number of directors (the “Directors”) constituting the whole Board will be at least one, such number to be fixed from time to time by action of the Member or of the Board.  Each Director will serve as a Director until the earlier to occur of his death, retirement, resignation or removal by the Member.  Any Director may be removed with or without cause by the Member.  Upon the death, retirement, resignation or removal of any Director, the Member will designate the replacement Director, if any.  The initial Directors of the Company are:

Douglas Robinson

Peter Fante

(c)                                  Any action which under any provision of the Act or this Agreement is to be taken by the manager or the Board may be taken (i) at a meeting of the Board held at such place and time, on such terms (including telephone meetings at which all Directors participating can hear each other) and after such notice (unless waived before or after the meeting) as the Board may determine or (ii) without a meeting by written consent signed by the required number of Directors necessary to take such action.  The Board will meet at such times as may be determined by the Board.

(d)                                 Each Director will be entitled to cast one vote with respect to any decision to be made by the Board.  Any decision to be made by the Board will require the affirmative vote of a majority of the entire Board.  For any action requiring the consent of the Member pursuant to this Agreement or the Act, each Membership Interest will represent one vote, and each such action will require the affirmative vote of a majority of the Members.  To the extent permitted by the Agreement and the Act, approval or action by the Board will constitute approval or action by the Company and will be binding on the Member.

(e)                                  The Board may appoint one or more officers (the “Officers”) (which may include members of the Board) of the Company with such powers, titles and duties as may be approved by the Board.  Each Officer will hold office until the death, retirement, resignation or removal of such Officer.  The Board may remove any Officer for cause or without cause.  The initial Officers of the Company are:

Name	Office

Douglas Robinson	President and Treasurer

Peter Fante	Vice President and Secretary

(f)                                   The Company is entitled to reimburse the Directors for their reasonable expenses incurred in attending each Board or committee meeting or otherwise serving as Director.

7.                                      Fiscal Year.  The fiscal year of the Company for financial statement and U.S. federal income tax purposes will be the same and will, except as otherwise required in accordance with the Internal Revenue Code of 1986, as amended, end on January 31 of each year.

8.                                      Tax Classification.  The Company will be treated as a disregarded entity for U.S. federal tax purposes under Internal Revenue Code section 7701.

9.                                      Amendments to Certificate of Formation.  Each Officer of the Company is hereby designated as an “authorized person” within the meaning of the Act to execute, deliver and file any amendments, restatements, corrections or cancellation of the Certificate, all in accordance with the provisions of this Agreement.

10.                               Restriction on Powers.  Notwithstanding any other provision of this Agreement and any provision of law, the Company will not, without the consent of all of the Members (a) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (c) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or (d) consent to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or a part of its property.

11.                               Dissolution.  The Company will dissolve, and its affairs will be wound up, upon the first to occur of (a) the written consent of the Member, (b) the happening of an event that makes it unlawful or impossible to carry on the business of the Company, or (c) the entry of a decree of judicial dissolution under the Act.

12.                               Capital Contributions.  Capital contributions may be made by the Member at the times and in the amounts determined by the Member, and may be made in cash or other property as determined by the Member.

13.                               Allocation of Profits and Losses and Distributions.  All profits and losses of the Company will be allocated to the Member.  All distributions of cash or other assets of the Company will be made to the Member when and as determined by the Member.

14.                               Assignments of Interest.  The Member may transfer all or part of his interest in the Company.

15.                               Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and the Member will not be obligated for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

16.                               Governing Law.  This Agreement, the construction of its terms and the interpretation of the rights and duties of the Member will be governed by, and construed under, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

17.                               Sole Benefit of Member.  The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, will not be construed as conferring any benefit upon any creditor of the Company (and no such creditor will be a third-party beneficiary of this Agreement), and the Member will have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

18.                               Indemnification of the Members.

(a)                                 The Company will indemnify and advance the expenses of each Director and Officer to the full extent permitted by applicable law and the New York Business Corporation Law as the same now exists or may hereafter be amended, except as otherwise required by the Act.

(b)                                 The indemnification and advancement of expenses granted pursuant to this Section 18 will not be exclusive of any other rights to which a Director or Officer seeking indemnification or advancement of expenses may be entitled, when authorized by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any Director or Officer if a judgment or other final adjudication adverse to the Director or Officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  Nothing contained in this Section 18 will affect any rights to indemnification to which corporate personnel other than Directors and Officers may be entitled by contract or otherwise under law.

(c)                                  No amendment, modification or rescission of this Section 18 will be effective to limit any person’s right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

VERINT SYSTEMS INC.

By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	Chief Legal Officer